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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-80141 of Sierra Pacific Resources (the "Company") on Form S-3 of our reports dated March 21, 2000, appearing in the Annual Report on Form 10-K of the Company and Nevada Power Company for the year ended December 31, 1999, and of our reports dated February 29, 2000, appearing in the Annual Report on Form 10-K of Sierra Pacific Power Company for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus and Prospectus Supplement.

DELOITTE & TOUCHE LLP

Reno, Nevada
April 26, 2000